Exhibit 10.1

FARMOUT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made, entered into and effective this 23th day of July 2010 by and between, BLACK RAVEN ENERGY, INC., a Nevada corporation (“FARMOR”), and ATLAS RESOURCES, LLC, a Pennsylvania limited liability company (“FARMEE”).

RECITALS

A.                                    FARMEE plans to engage in drilling for hydrocarbons in the area of mutual interest in Phillips and Sedgwick Counties, Colorado, and Perkins, Chase and Dundy Counties Nebraska, as further described in Schedule A  (the “AMI”).

B.                                    FARMOR owns the working interest and the net revenue interest in certain hydrocarbon interests listed on Schedule B, as the same may be amended from time to time to reflect FARMOR’s acquisition of other such interests in the AMI (the “Leases”).  The Leases include Drilling Units (as defined below) for six (6) wells (the “Initial Wells”) identified on Schedule B-1 (the “Initial Drilling Units”) as to which FARMOR has not commenced drilling. FARMOR may in the future acquire additional working interests and net revenue interests in hydrocarbon interests in the AMI. For avoidance of doubt, the Leases do not include the wells in the AMI that were in production by FARMOR or had already been drilled and cased before the date of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

I.                                         DEFINITIONS

Terms used but not otherwise defined herein shall have the following meanings:

“AFE” means an Authority for Expenditure for a Well.

“Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with the first person or entity; provided however, that West Coast Opportunity Fund, LLC and West Coast Asset Management, Inc. will not be considered an “Affiliate” of FARMOR and the Partnerships will not be considered an “Affiliate” of FARMEE.

“Drilling Unit” means 40 acres of a Lease around a wellbore, planned or actual, from the surface to the center of the earth or such depths as to which FARMOR has an interest.

“Earning Well” means a Well which FARMEE has determined to be capable of producing hydrocarbons in commercial quantities.

“Force Majeure Event” means an event beyond a party’s reasonable control that prevents such party from performing its obligations hereunder, including natural disasters, unavailability of materials, conditions arising out of or attributable to war, rebellion or acts of terrorism, epidemics, strikes, labor disturbances and lockouts (other than strikes and labor disturbances that result from violation of agreements with employees, or lockouts that are in violation of such agreements, by the party claiming such Force Majeure Event, or its Affiliates).

“Initial Projects” means the 3D Seismic Shoots, Railroad Crossing, Sales Meter Upgrade, Change Out Compressors and Upgrade Dehydrator at Facility as defined in the initial Work Plan (as defined below).

“Well” means a well drilled for FARMEE’s account pursuant to this Agreement.

II.                                     REPRESENTATIONS

A.                                    FARMOR’S Representations and Warranties

FARMOR makes the following representations, warranties and covenants to FARMEE:

1.                                       FARMOR is the present owner of the acreage, working interest and net revenue interest attributed to each Lease on Schedule B, and warrants its title thereto against anyone claiming by, from, through or under FARMOR. Such Leases are in full force and effect in accordance with their terms; there are no defaults by lessee thereunder; except as set forth on Schedule B, the lessee has no obligation under any such Lease to drill any well for the production of any hydrocarbons; all amendments to each such Lease are identified in Schedule B; and all consents required under such Leases to permit FARMEE to exercise its rights, contemplated hereby, have been or will be obtained prior to the assignment thereof to FARMEE, including consents to the assignment of such Leases.  At the time of assignment pursuant to Article IV, the Leases will be free and clear of any and all encumbrances, liens and other interests. Upon request, FARMOR shall furnish FARMEE copies of all lease and title and other data in FARMOR’s files or its Affiliates’ files concerning the Leases and the AMI.

2.                                       FARMOR has obtained all governmental and other approvals and permits to drill, complete and operate the Initial Wells within the Initial Drilling Units and all surface use rights necessary or appropriate to drill, complete, produce and operate the Initial Wells. FARMOR shall use its reasonable best efforts to obtain all governmental and other approvals and permits to drill, complete and operate Wells within the Drilling Units and all surface use rights necessary or appropriate to drill, complete, produce and operate the such Wells.  FARMOR has the exclusive right to drill, complete, produce and operate hydrocarbon wells on the property covered by each Lease, and FARMOR agrees not to grant, assign or otherwise transfer to any person, corporation or other entity, except to FARMEE or as otherwise provided herein, the right to explore for or produce hydrocarbons from any properties covered by any Lease.

3.                                       There are no claims, demands, actions, suits, governmental inquiries, or proceedings pending or to FARMOR’s knowledge threatened against FARMOR which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

4.                                       FARMOR and its Affiliates are not party to any marketing, financial or physical hedge, forward sale or similar agreement affecting production from the Leases.    Except as set forth on Schedule C, FARMOR and its Affiliates are not party or subject to any joint operating agreement or other agreement affecting the Leases.  Except as permitted herein, FARMOR shall not enter into any such agreement during the term of this Agreement affecting the Leases or production therefrom without the consent of FARMEE, such consent not to be unreasonably withheld.

5.                                       FARMOR shall from time to time, but not more frequently than once every six (6) months, provide to FARMEE a revised Schedule B reflecting all Leases acquired after the date hereof.

6.                                       Prior to the commencement of drilling on any Drilling Unit subject to assignment hereunder, FARMOR shall provide FARMEE with a drilling title opinion (prepared by an attorney reasonably satisfactory to FARMEE) regarding the relevant Drilling Unit demonstrating that such Drilling Unit is free and clear of all liens and encumbrances of whatsoever kind and character.

7.                                       FARMOR has provided FARMEE with a copy of the written consent of the holder of the Amended and Restated Senior Secured Debenture dated as of February 2, 2009 to West Coast Opportunity Fund, LLC (as amended through the date hereof) to the transactions contemplated by this Agreement.

B.                                    FARMEE’S Representations and Warranties

FARMEE represents and warrants to FARMOR that there are no claims, demands, actions, suits, governmental inquiries, or proceedings pending or to FARMEE’s knowledge threatened against FARMEE which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

C.                                    Mutual Representations and Warranties

Each of FARMOR and FARMEE makes the following representations and warranties to the other:

1.                                       It is duly organized and validly existing under the laws of the jurisdiction where it is organized.  To the extent required, each party is qualified to conduct business in the jurisdiction as necessary to perform this Agreement. It has all requisite corporate or limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

2.                                       The execution, delivery, and performance of this Agreement by it, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not:

a.                                       violate any applicable laws or regulations, judgment, decree or award;

b.             contravene its organizational documents; or

c.                                       result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement to which it is a party.

D.                                    Timing of Representations and Warranties

The representations, warranties and covenants made by the parties in this Article II shall be deemed given as of the date hereof and as of the date of each assignment under Article IV.

III.           WELLS

A.            Development Obligations

FARMEE shall be obligated to drill and complete or drill, plug and abandon Initial Wells in the Initial Drilling Units and complete the Initial Projects.

B.                                    Development Rights

Subject to Article V, C, 1 and 3, FARMEE shall have the exclusive right, but not an obligation, to drill Wells on the Leases in accordance with the Work Plans approved by FARMEE.

C.            Well-Site Fee

FARMEE shall pay FARMOR a well-site fee in the amount of Sixty Thousand Dollars ($60,000) (the “Well-Site Fee”) for each Well drilled on the Leases, including the Initial Drilling Units. Upon FARMEE’s approval of an AFE for a Well as provided in Article V, B, 1, FARMEE shall pay the Well-Site Fee with respect to the Well to FARMOR, and FARMOR shall simultaneously deliver to FARMEE an executed assignment in recordable form for the Drilling Unit on which such Well will be located in accordance with Article IV, B.

D.            Ingress and Egress

FARMOR hereby grants FARMEE such rights of ingress and egress from and to the Leases and any other property of FARMOR within the AMI as are necessary for and incidental to the rights and obligations under this Agreement.

IV.                                ASSIGNMENT

A.                                    Assignment Upon Execution of this Agreement

1.                                       Upon the execution of this Agreement, FARMOR shall execute and deliver to FARMEE an assignment of all of FARMOR’s right, title and interest in the Lease(s) covering the Initial Drilling Units, but insofar as, and only insofar as, the Lease(s) covers the lands comprising the Initial Drilling Units and all depths covered by such Lease(s) in respect of such lands, together with FARMOR’s right, title and interest in all permits, licenses, franchises, easements, servitudes and rights-of-way, and other instruments, contracts and agreements, of every character to the extent they cover or affect such assigned lands and depths. Such assignment shall be in the form of the assignment attached hereto as Schedule D.  If FARMEE does not complete any of the Initial Wells as Earning Wells, FARMEE may quitclaim and release to FARMOR the applicable Initial Drilling Unit, without additional consideration or warranty of title, and shall receive credit therefor as set forth in Article V, C, 5.

2.                                       In consideration of FARMOR’s agreements hereunder, upon the execution of this Agreement, FARMEE shall pay FARMOR cash in the amount of One Million Dollars ($1,000,000).

3.                                       Upon the execution of this Agreement, FARMOR and FARMEE shall enter into an agreement with respect to FARMEE’s use of FARMOR’s midstream facilities (the “Gathering Agreement”) in the form attached hereto as Schedule E.

B.                                    Assignment Upon Delivery of AFE

Except as provided in Article IV, A, upon receipt by FARMOR of (i) the Well-Site Fee for such Well from FARMEE and (ii) an AFE approved by FARMEE as described in Article V, B, 1, FARMOR shall execute and deliver to FARMEE an assignment of all of FARMOR’s right, title and interest in the Lease(s) covering the Drilling Unit established for such Well, but insofar as, and only insofar as, the Lease(s) covers the lands comprising the relevant Drilling Unit and all depths covered by such Lease(s) in respect of such lands, together with FARMOR’s right, title and interest in all permits, licenses, franchises, easements, servitudes and rights-of-way, and other instruments, contracts and agreements, of every character to the extent they cover or affect such assigned lands and depths.  The assignment will not release FARMOR from any obligation that should have been performed by it or any liability that may have accrued to it prior to that assignment.  Such assignment shall be in the form of the assignment attached hereto as Schedule D.  If FARMEE does not complete any such Wells as Earning Wells, FARMEE may quitclaim and release to FARMOR the applicable Drilling Unit, without additional consideration or warranty of title, and shall receive credit therefor as set forth in Article V, C, 5.

C.            Lease Administration

At all times during the term of this Agreement, FARMOR shall be solely responsible for lease administration of the Leases, including, without limitation, payment of all delay rentals, minimum royalties, shut-in royalties and other amounts required to be paid under the Leases and to keep them in full force and effect, and, within twenty (20) days after the end of each month, FARMOR shall provide evidence of such payment in such detail as FARMEE may reasonably request and shall provide a list of Leases subject to expiration within the next sixty (60) days.  FARMOR shall not be entitled to recoup such delay rentals, minimum royalties and/or other amounts as may be provided in any Lease.  Additionally, FARMOR shall comply with all other provisions of the Leases and shall use its reasonable and economic best efforts to otherwise keep them in full force and effect, with respect to the property.   Promptly after receipt of any notice, or any document or other writing, from any lessor of a Lease, any governmental or regulatory authority or agency or any other person, corporation or authority relating to any such Lease or Well or any activities conducted on the property subject to the Leases or relating to any other matter concerning the drilling, completion or operation of one or more Wells, or the transportation, compression, processing, marketing or sale of hydrocarbons produced therefrom that may reasonably be expected to adversely affect the Lease or Well, FARMOR shall provide the FARMEE with such notice, or document or other writing.

FARMOR shall not agree to any amendment or other modification of any Lease without the prior written consent of FARMEE, such consent not to be unreasonably withheld.

D.            Overriding Royalty Interest

1.                                       FARMOR shall reserve unto itself, its successors and assigns an overriding royalty interest on all of the hydrocarbons produced and sold that is attributable to the assigned Leases equal to an undivided six percent of eight eighths (6% of 8/8ths); provided, that such overriding royalty interest shall be proportionately reduced to the extent the leasehold interest under the Lease covers less than a one hundred percent (100%) mineral leasehold interest in the lands covered thereby, and provided, further, that (unless otherwise agreed in writing by FARMEE) such overriding royalty interest shall be reduced so that FARMEE’s net revenue interest in the Lease shall never be less than eighty percent of eight eighths (80% of 8/8ths), taking into account the existing burdens along with such overriding royalty interest. Such overriding royalty interest shall be free and clear of all costs and expenses of drilling and completion, but shall be burdened by FARMOR’s pro-rata share of (a) reasonable volume deductions for line loss and fuel usage, (b) post-production charges incurred by FARMEE for processing, gathering, transportation, marketing, dehydration, compression, and any other charges (which may include charges payable to Affiliates of FARMEE) required to deliver the hydrocarbons for sale, and (c) ad valorem, severance and other similar taxes.  FARMEE shall use its reasonable best efforts to pay to FARMOR from funds received from the sale or other disposition of hydrocarbons produced from the Wells such overriding royalty interest within forty five (45) days after receipt of such funds, but in any case shall pay FARMOR within sixty (60) days after receipt of such funds.

2.                                       Unless FARMOR shall elect to take the overriding royalty interest in kind or otherwise arranges for the sale of the related hydrocarbons, FARMEE shall have exclusive charge and control of the marketing of all hydrocarbons, shall market FARMOR’s interest proportionately and shall collect and receive the proceeds of the sale of all such production. FARMEE shall advise FARMOR of the terms and conditions of the marketing contracts to sell hydrocarbons from the overriding royalty interest. Notwithstanding the foregoing sentence, FARMOR shall have the right to take the overriding royalty interest in kind and, subject to any existing production sales contracts and upon at least thirty (30) days’ written notice from FARMOR, FARMEE shall deliver the hydrocarbons to FARMOR at the tanks or pipeline inlet, as the case may be, where FARMEE delivers the hydrocarbons to the purchaser thereof; provided, however, that that if FARMOR exercises its right and privilege to take in kind, such exercise shall be for one hundred percent (100%) of its overriding royalty share of the production and FARMOR shall use its best efforts to actually take in kind one hundred percent (100%) of such overriding royalty, and provided further, that FARMOR shall be responsible for the payment of all costs and expenses incurred by FARMOR, FARMEE or otherwise in connection with FARMOR’s receipt in kind and failure, if any, to take in kind one hundred percent (100%) of such overriding royalty.

E.                                      Recording of Assignment

Upon delivery of the assignments, FARMEE agrees to file said instruments of record in the appropriate county offices and to furnish FARMOR with a copy of the recorded and/or approved instruments.

F.                                      Assignment by FARMEE

FARMOR acknowledges and agrees that FARMEE intends to, and hereby permits FARMEE to, assign the Leases or portions thereof assigned to it hereunder to investment partnerships sponsored by FARMEE and its Affiliates (the “Partnerships”) or to any of its Affiliates, provided that such assignment shall not relieve FARMEE of its obligations under this Agreement.

V.            DEVELOPMENT OPERATIONS

A.            Designation and Responsibilities

1.                                       FARMEE shall register as the “Operator” of record with respect to the Drilling Unit operations with the appropriate governing regulatory agency or authority, and shall comply with all rules and regulations established by such governing agency or authority to maintain itself in good standing.  Subject to clause 3 of this Article V, A and the provisions of the applicable Operating Contract (as defined below), FARMEE hereby designates FARMOR to conduct, as subcontractor for FARMEE, all drilling, completing, producing and superintendant/maintenance operations for all Wells and the Initial Projects in accordance with the Work Plan.  FARMOR and FARMEE shall enter into an operating contract, in substantially the same form as Schedule F (an “Operating Contract”), with respect to each project, comprising such number of Wells as they shall agree.

FARMOR shall conduct its activities hereunder as a reasonably prudent contractor, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable laws and regulations.

2.                                       FARMEE shall have access to the Wells and to any information in the possession of FARMOR pertaining to the Wells, and shall be entitled to inspect and observe operations of every kind and character upon the property covered by any Lease. Upon reasonable notice to FARMOR and during normal business hours, FARMEE shall also have access to, and be entitled to receive copies of, the records and other documents on file at FARMOR’s or any of its Affiliates’ office relating to the drilling, completion and operation of the Wells, including all well logs and production records. In addition, during the drilling and completion of a Well, such number (as FARMEE or its designated agent may reasonably request) of copies of drilling reports, logs, completion reports and other data produced in connection with such activities shall, upon request, be made available and provided to FARMEE or such agent, as they are produced or promptly thereafter.

3.                                       In the event of a Service Event of Default, as defined below, FARMEE shall have the right to terminate FARMOR’s duties, obligations and rights to perform the services provided under this Article V and the Operating Contracts (collectively, “FARMOR’s Services”), and FARMEE, or its designee, shall have the right to perform such services as are consistent with its desired or required activities provided for hereunder, in accordance with the following terms:

Any of the following shall be an event of default (a “Services Event of Default”) by FARMOR: (i) FARMOR commits gross negligence or willful misconduct in connection with any of FARMOR’s Services, or (ii) in respect of FARMOR’s Services, FARMOR is in breach of, or fails to meet, the standards of operation set out in this Agreement or any Operating Contract in any material respect, or FARMOR fails or is unable to perform its obligations under this Agreement  or any Operating Contract in any material respect, and, in any such case, FARMOR fails to cure any such breach, failure or inability within thirty (30) days after written notice thereof is given by FARMEE to FARMOR, or (iii) (x) if, at any time on or prior to the second anniversary of this Agreement, either Tom Riley or Bill Hayworth ceases to be employed by FARMOR in the same position held by him as of the date of this Agreement, with the same duties and responsibilities as of the date of this Agreement, or (y) if, at any time after the second anniversary of this Agreement, both Tom Riley and Bill Hayworth cease to be employed by FARMOR in the same positions held by them, respectively, as of the date of this Agreement, with the same respective duties and responsibilities as of the date of this Agreement, or (iv) if FARMOR breaches any financial covenant under any financing agreement or arrangement to which it or any of its Affiliates is a party, and such breach is not cured within sixty (60) days after the occurrence thereof and notice from the lender (if required by the financing agreement or arrangement), or if the lender or other party under any such agreement or arrangement accelerates the maturity date of any such financing as a result of such breach or other default by FARMOR thereunder.

If a Services Event of Default occurs, FARMEE shall have the right to terminate FARMOR’s Services under this Agreement and terminate any or all of the Operating Contracts effective on the date which is ninety (90) days following the giving of written notice thereof by FARMEE to FARMOR, unless FARMEE selects a successor to perform FARMOR’s Services and such successor assumes FARMOR’s Services at an earlier date, then FARMOR’s termination or removal with respect to FARMOR’s Services shall be effective on such earlier date. Upon the termination of FARMOR’s Services, FARMOR shall submit to FARMEE a final accounting of its operations hereunder and transfer all the records, reports, books, data and other material(s) related to the performance of FARMOR’s Services that are in the possession of FARMOR and its Affiliates as promptly as possible.  All special tools, supplies, spare parts, equipment, consumables, and any other items furnished or maintained under this Agreement (the costs of which have been reimbursed by FARMEE to FARMOR) shall remain the property of FARMEE without additional charge.  To the extent permitted by the relevant third parties, FARMOR shall assign to FARMEE, and FARMEE shall assume and become liable for, any contracts or obligations (including subcontracts) that FARMOR may have undertaken with third parties that are not Affiliates of FARMOR in connection with FARMOR’s Services and in accordance with this Agreement, and FARMOR shall execute all documents and take all other reasonable steps required by FARMEE which may be required to assign to and vest in FARMEE all rights, benefits, interests and title in connection with such contracts or obligations.  Effective as of the termination of FARMOR’s Services, FARMOR shall terminate any contracts or obligations (including subcontracts) that FARMOR may have undertaken with Affiliates of FARMOR in connection with FARMOR’s Services.  FARMOR will cooperate with FARMEE and any successor contractor to cause an orderly transition of operations to the successor contractor.

B.            Development and Operating Costs

1.                                       At least forty-five (45) days, but not more than sixty (60) days, prior to the spud date of a Well, FARMOR shall provide FARMEE an AFE therefor.  Each AFE shall include all costs necessary to drill and complete the applicable Well (including a line item for overhead of not more than $15,000 for each of the first 220 Wells and $10,000 per Well thereafter) and shall be prepared in accordance with the charging procedures provided for in the applicable Operating Contract.  FARMEE shall approve or reject an AFE within fifteen (15) days of its receipt.  The AFEs for the Initial Drilling Units and the Initial Projects are attached as Schedule G.  FARMEE shall pay its pro rata share, under the relevant Lease and related documents, of the costs set forth in each approved AFE as provided in the applicable Operating Agreement.

2.                                       FARMOR shall be entitled to receive payment from FARMEE for direct costs incurred by the FARMOR for the services of FARMOR pursuant to the applicable Operating Contract.  Such charges shall be invoiced on a monthly basis, and FARMEE shall make such payments as are consistent with this Agreement within thirty (30) days after receipt of such invoice.

3.                                       If FARMEE fails to timely make payments under this Article V, B or Article IV, D, and such failure shall remain uncured for thirty (30) days, FARMEE shall be obligated to pay FARMOR interest on such amount equal to the greater of twelve percent (12%) per annum or the prime interest rate as published in the Wall Street

Journal.

C.            Work Plan

1.                                       No later than January 15 and July 15 of each year, beginning January 15, 2011, FARMEE shall provide FARMOR with written notice setting forth the number of wells it proposes to drill for the following six-month period beginning May 1 and November 1, respectively (a “Drill Proposal”).  If a Drill Proposal proposes less than sixty (60) Wells, FARMOR shall have the right to drill for its own account, during the relevant period, that number of wells equal to the difference between sixty (60) wells and the number of Wells set forth in the Drill Proposal  FARMOR may engage third parties in development operations, farmout arrangements or other similar activities with respect to any such well.

2.                                       No later than February 15 and August 15 of each year, FARMOR shall provide FARMEE a development plan, in a form substantially similar to Schedule H, for the following six-month period beginning May 1 and November 1, respectively, for the number of Wells set forth in the Drill Proposal (a “Work Plan”), which shall include the following:

a.                                       well names, locations and target formations

b.                                      permit numbers, if available

c.                                       proposed spud dates, frac dates and turn into line dates

In addition, FARMOR shall provide FARMEE a proposed monthly budget, including estimated production from Wells, and a form of AFE expected for the Work Plan, in substantially the same forms as Schedule I.  The initial Work Plan covering the period from the date hereof through April 30, 2011 is attached as Schedule J.

3.                                       Within fifteen (15) days of receipt of the Work Plan, FARMEE shall approve or request changes thereto.  Within fifteen (15) days of receipt of written notice of FARMEE’s requested changes, if any, FARMOR shall provide FARMEE with a revised Work Plan.    In the event the parties do not agree on all the terms of the revised Work Plan, the last version proposed by FARMEE, with such changes therein approved by FARMEE, shall govern and be carried out by FARMOR.  In the event FARMEE determines not to drill at least sixty (60) Wells in the course of any six-month period, FARMEE shall provide FARMOR with written notice at least forty five (45) days prior to the date indicated in the Work Plan for the commencement of drilling on the affected Well(s) and FARMOR shall have the right to drill for its own account, during the relevant period, that number of wells equal to the difference between sixty (60) wells and the number of Wells to be drilled for FARMEE. FARMOR may engage third parties in development operations, farmout arrangements or other similar activities with respect to any such well.

4.                                       No later than the fifteenth (15th) day of each month, FARMOR shall provide FARMEE with a report for the previous month’s development operations, which shall include a reconciliation of spud dates, frac dates, turn into line dates, budget and production to the relevant Work Plan.

5.                                       The following shall apply to any Well (a “Deep Well”) planned for drilling in any zone below the Niobrara formation within the AMI (a “Deep Zone”):

a.                                       If any Work Plan approved by FARMEE provides for a Deep Well, and FARMEE requires additional acreage within the AMI beyond the size of the shallow Well Drilling Unit in order to drill the Deep Well (a “Deep Well Drilling Unit”), then:

(x)            FARMOR may elect to participate in such Deep Well Drilling Unit, pro-rata, based on the amount of acreage contributed to the Deep Well Drilling Unit by FARMOR, and if FARMOR so elects, then:

(A)          FARMOR shall subject such acreage to a “joint operation” consistent with Article VI of the AAPL Model Form Joint Operating Agreement and shall pay its pro-rata share of costs; and

(B)           no Work-Site Fee or site fees of any kind shall be payable by FARMEE to FARMOR;

OR,

(y)                                     FARMOR may elect not to participate, and if FARMOR so elects, then:

(A)          FARMOR shall assign to FARMEE all of its working interest and other rights to such additional acreage, together with all depths, as is needed to complete the Deep Well Drilling Unit;

(B)           FARMOR shall not be required to pay any part of the development cost for such Deep Well;

(C)           FARMOR shall receive a site fee equal to the amount obtained when multiplying its pro-rata share of such additional acreage contributed by it to FARMEE by $60,000; and

(D)          FARMOR shall receive an overriding royalty interest in all hydrocarbons produced and sold that are attributable to the Deep Well Drilling Unit equal to the amount obtained when multiplying its pro-rata share of such additional acreage contributed by it to such drilling unit times 6%, but subject to the same reductions and burdens set forth in Article IV, D, 1 for the overriding royalty interest described therein.

b.                                      If FARMOR is entitled to drill wells in the AMI for its own account pursuant to Article V, C and desires to drill a Deep Well, and in order to drill such Deep Well FARMOR requires some of the acreage previously assigned to FARMEE pursuant to the terms of this Agreement, and FARMEE has determined in its sole discretion that it does not wish to develop, for its own account, the portion of the acreage required by FARMOR, then:

(x)            FARMEE may elect to participate in such Deep Well Drilling Unit, pro-rata, based on amount of acreage contributed to the Deep Well Drilling Unit by FARMEE, and if FARMEE so elects, then:

(A)          FARMEE shall subject such acreage to a “joint operation” consistent with Article VI of the AAPL Model Form Joint

Operating Agreement and shall pay its pro-rata share of costs; and

(B)           no Work-Site Fee or site fees  of any kind shall be payable by FARMOR to FARMEE;

OR,

(y)        FARMEE may elect not to participate, and if FARMEE so elects, then:

(A)         FARMEE shall assign to FARMOR all of its working interest and other rights to such additional acreage, but only to the extent of the Deep Zone, as is needed to complete the Deep Well Drilling Unit;

(B)           FARMEE shall not be required to pay any part of the development cost for such Deep Well;

(C)           FARMEE shall receive a site fee equal to the amount obtained when multiplying its pro-rata share of such additional acreage contributed by it to FARMOR by $60,000; and

(D)                                   FARMEE shall receive an overriding royalty interest in all hydrocarbons produced and sold that are attributable to the Deep Well Drilling Unit equal to the amount obtained when multiplying its pro-rata share of such additional acreage contributed by it to such drilling unit times 6%, but subject to the same reductions and burdens set forth in Article IV, D, 1 for the overriding royalty interest described therein;

provided however, that the number of wells that FARMOR drills for its own account, including Deep Wells pursuant to this Article V, C, 5, shall not exceed in the aggregate the number of wells it is permitted to drill for its own account pursuant to Article V, C, 3.

D.            AMI

1.                                       All Leases held by FARMOR as of the date hereof, and all Leases acquired by FARMOR after the date hereof on acreage within the AMI that is undeveloped as of the date of acquisition by FARMOR, shall be included in the AMI.  The AMI shall remain in effect for a period commencing on the date hereof and continuing until the termination of this Agreement.  Except as specifically permitted herein, FARMOR shall not engage in development operations, farmout arrangements or other similar activities for the account of any person other than FARMEE within the AMI.

2.                                       In the event FARMEE identifies a prospective leasehold interest within the AMI, it shall promptly notify FARMOR in writing.  FARMOR shall elect whether or not to acquire such leasehold interest, and pay the acquisition and associated costs therefor, within the time period set forth in such notice.  If FARMOR acquires the leasehold interest, it will be subject to the provisions of this Agreement.  If FARMOR does not elect to acquire the leasehold interest, FARMEE may acquire it for its own account and it shall not be subject to the provisions of this Agreement.

3.                                       Notwithstanding the foregoing, if, after the date hereof, (A) either of FARMOR or FARMEE, or any of their respective Affiliates, acquires any acreage in the AMI (i) directly or indirectly as a result of a consolidation, amalgamation, merger or other business combination, or through the acquisition of stock or equity interests or (ii) by acquiring all or substantially all of the assets of a third party unaffiliated with FARMOR or FARMEE, as the case may be, and any of their respective Affiliates or (B) FARMOR or FARMEE is acquired by an unaffiliated third party (“Acquirer”) in a transaction similar to those described in clause (A) and the Acquirer held acreage in the AMI prior to such transaction (each of the transactions described in clauses (A) and (B), an “Business Transaction”), then such acreage acquired in a Business Transaction described in clause (A), and the acreage held by the Acquirer prior to a Business Transaction described in clause (B), shall not be deemed included in the AMI and not subject to the terms hereof.

E.             3-D SEISMIC

Prior to conducting a 3-D seismic acquisition in the AMI, FARMOR shall submit to FARMEE in writing a plan and budget for such 3-D seismic acquisition (a “3-D Seismic Plan”).  Within forty-five (45) days of receipt of a 3-D Seismic Plan, FARMEE shall provide written notice to

FARMOR of its approval or rejection of such 3-D Seismic Plan.  If FARMEE approves the 3-D Seismic Plan, FARMEE shall make the 3-D seismic acquisition in its name or, if possible without incurring any additional costs, in the joint names of both FARMOR and FARMEE, and FARMEE shall pay the costs thereof.  In the event FARMEE rejects a 3-D Seismic Plan and subsequently desires to drill Well(s) on any acreage covered in the 3-D Seismic Plan, FARMEE shall reimburse FARMOR for the costs of the 3-D seismic acquisition pro rata, based on the number of well locations identified in the 3-D seismic, for each Well FARMEE desires to drill, plus interest, accruing from the date of FARMOR’s payment for the 3-D seismic, at the rate of ten percent (10%) per annum, compounded.  The parties shall use their best efforts to share the 3-D seismic with each other.

VI.           ADDITIONAL PROVISIONS

A.                                    Relationship of Parties

This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. If, for Federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986 as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. If any present or future income tax laws of the state or states in which any of the Leases is located or any future income tax laws of the United States contain provisions similar to those in Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986 under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws.

B.                                    Insurance

For as long as this Agreement is in effect, FARMOR shall maintain in effect at its sole cost and expense the following minimum types and amounts (whether primary or a combination of primary and excess, as applicable) of insurance coverage with insurance companies reasonably satisfactory to FARMEE:

1.                                       Workers’ Compensation insurance including Occupational Disease, that is in compliance with all Workers’ Compensation laws that apply.

2.                                       Employer’s Liability Insurance with a limit of not less than One

Million Dollars ($1,000,000) per accident.

3.                                       Commercial General Liability Insurance, including contractual liability insuring the indemnity agreement, if any, set forth in this Agreement, with limits of not less than One Million ($1,000,000) applicable to bodily injury, sickness or death and property damage in any one occurrence, and Two Million Dollars ($2,000,000) in the aggregate.

4.                                       Business Automobile Liability Insurance, covering owned, non-owned, hired and all vehicles used by FARMOR with limits of not less than One Million Dollars ($1,000,000) applicable to bodily injury, sickness or death of any one person, and property damage in any one occurrence.

5.                                       Other than with respect to the coverages described in Article VI, B, 1 and 2, all policies shall be endorsed to provide that FARMEE is an additional insured under such policy and that underwriters and insurance companies of FARMOR shall not have any right of subrogation against FARMEE or its Affiliates, subsidiaries, agents, employees, officers, directors, invitees, co-owners, lessors, servants, contractors, sub-contractors, insurers, and underwriters.

6.                                       Upon request, FARMOR shall furnish Certificates of Insurance to FARMEE, showing to FARMEE’s satisfaction that the required insurance coverages are in full force and effect.

7.                                       To the extent reasonably practical, FARMOR shall require (a) all contractors and sub-contractors to obtain and keep in force similar insurance coverage and, upon request, furnish FARMEE acceptable evidence of such insurance and (b) all policies of FARMOR’s contractors and sub-contractors shall be endorsed to provide a waiver of subrogation as set forth above.

8.                                       THE LIABILITY OF FARMOR UNDER THE PROVISIONS OF THIS AGREEMENT, WHEREBY FARMOR AGREES OR UNDERTAKES TO DEFEND, INDEMNIFY, PROTECT AND HOLD FARMEE HARMLESS, SHALL NOT BE LIMITED TO OR BY THE INSURANCE REQUIRED OF FARMOR HEREUNDER.

9.                                       Any coverage provided FARMEE by FARMOR’s insurance under this Agreement is primary insurance and shall not be considered contributory insurance with any insurance policies of FARMEE.

10.                                 No portion of FARMOR’s costs of all the foregoing insurances shall be chargeable to FARMEE.

FARMEE shall maintain, at its sole cost and expense, insurance coverage for its own Wells, including, but not limited to property and general liability insurance.

C.                                    Compliance with Laws and Lease Obligations

FARMOR agrees that it will conduct all of its operations in material compliance with all the terms, provisions, and covenants, express or implied, of the Lease(s) upon which any Well is located, and in material compliance with all applicable Local, State and Federal laws, rules, regulations, and orders.  At any time after the date hereof, FARMOR agrees to perform any remedial activities necessary or proper to restore the surface or subsurface of the Leases or to assume and bear any monetary responsibility for any surface or subsurface (including groundwater) damages in lieu of or in addition to any such remedial activities which may be required by any Lease or other contract pertinent hereto, or as may be required by any applicable law or regulation of any Federal, State or local governmental body so as to place the Leases in a condition as near as practicable to its condition as of the date hereof or, with respect to Leases acquired by FARMOR after the date hereof, the date of acquisition; provided, however, FARMOR shall not be obligated by the terms of this Agreement to perform remedial activities except with respect to damages directly caused by its operations, including, but not limited to, production, transportation, drilling, work-over, remediation, hauling and related activities on the Leases.

D.                                    Liens and Encumbrances

FARMOR agrees that it will keep the Leases that are subject to an assignment hereunder free and clear of all liens and encumbrances of whatsoever kind and character, including liens for labor performed and material furnished, AND AGREES TO INDEMNIFY AND SAVE FARMEE HARMLESS FROM ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, AND LIABILITY ARISING OUT OF OR RESULTING FROM ANY SUCH LIENS AND ENCUMBRANCES.

E.                                      Claims and Lawsuits

FARMOR AGREES TO INDEMNIFY, DEFEND, AND HOLD FARMEE HARMLESS FROM AND AGAINST ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, OR LIABILITY (INCLUDING REASONABLE ATTORNEY’S FEES) ARISING OUT OF OR DIRECTLY RELATED TO (i) FARMOR’S PRIOR OPERATIONS, OCCUPATION, OWNERSHIP OF THE LEASES, (ii) FARMOR’S

FUTURE OPERATIONS, OCCUPATION, OWNERSHIP OF THE LEASES NOT ASSIGNED TO FARMEE HEREUNDER AND THE DEEP WELLS FARMOR DRILLS FOR ITS OWN ACCOUNT, OR (iii) FARMOR’S FAILURE TO PERFORM HEREUNDER.

FARMEE AGREES TO INDEMNIFY, DEFEND, AND HOLD FARMOR HARMLESS FROM AND AGAINST ALL CLAIMS, DEMANDS, LOSSES, DAMAGES, OR LIABILITY (INCLUDING REASONABLE ATTORNEY’S FEES) ARISING OUT OF OR DIRECTLY RELATED TO (i) FARMEE’S OPERATIONS OCCUPATION, OWNERSHIP OF THE LEASES AFTER AND DURING THEIR ASSIGNMENT TO FARMEE HEREUNDER (EXCEPT TO THE EXTENT FARMOR IS REQUIRED TO INDEMNIFY FARMEE PURSUANT TO THE OPERATING AGREEMENTS) AND THE DEEP WELLS FARMEE DRILLS FOR ITS OWN ACCOUNT, OR (ii) FARMEE’S FAILURE TO PERFORM HEREUNDER.

F.                                      Notices

All notices authorized or required hereunder, unless otherwise specifically provided, shall be given in writing by mail, postage or charges prepaid, or by telecopy or electronic mail and confirmed in writing and addressed to the party to whom the notice is given at the address listed below.

If to FARMOR:                     Black Raven Energy, Inc.

Attn: William F. Hayworth

1125 Seventeenth Street, Suite 2300

Denver, CO 80202

Phone:  (303) 308-1330

Fax: (303) 308-1590

E-mail: bhayworth@blackravenenergy.com

If to FARMEE:                      Atlas Resources, LLC

Attn:  Jeffrey C. Simmons

1550 Coraopolis Heights Road

Moon Township, PA  15108

Telephone:  (412) 262-2830

Fax:  (412) 262-2820

Email: jsimmons@atlasenergy.com

G.            Modifications

This Agreement shall not be modified, altered or waived except by prior written consent of the parties. This Agreement shall be binding upon the successors and permitted assigns of the parties hereto and shall be deemed a covenant running with the Leases.  Neither party may assign its rights or obligations hereunder without the prior consent of the other party, not to be unreasonably withheld, except as provided herein and except that FARMEE may assign its rights and obligations hereunder to any wholly-owned subsidiary of its parent, Atlas Energy, Inc.; provided, however, that any such assignment shall not relieve FARMEE of its obligations hereunder.

H.                                    Governing Law

This Agreement and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of New York.  Notwithstanding the foregoing, the Law of the state in which any real property interest covered or created by or granted under this Agreement is located shall govern the following: (i) whether this Agreement creates an interest in real property for security purposes or otherwise; (ii) the nature and attributes of any interest in real property that is covered or created by or granted under this Agreement; and (iii) the manner and effect of recording or failing to record memoranda of this Agreement or evidence of any action or transaction that occurs under this Agreement and that results in the creation or transfer of any interest in real property.

I.              Counterparts

This Agreement may be executed in one or more counterparts and by facsimile or other electronic transmission, which when taken together shall constitute a single, original document.

J.             Memorandum

FARMOR agrees that FARMEE may file in local land records relevant to the Leases and the AMI memoranda of this Agreement.  At the request of FARMEE, FARMOR shall execute and deliver each memoranda and such further documents and instruments and shall take such other actions as may be reasonably required or appropriate in respect of the foregoing.

K.            Term

1.                                       The term of this Agreement shall continue until the tenth (10th) anniversary hereof, unless earlier terminated by (a) mutual written agreement of the parties, (b) by either party immediately upon the commencement of case or proceeding against the other party under any bankruptcy, reorganization, insolvency or similar law of any jurisdiction, (c) by FARMEE pursuant to Article VI, K, 2 below, or (d) by FARMOR pursuant to Article VI, K, 3 below.  The provisions of Article VI, D, E, L, N and P and the last sentence of Article VI, K, 3 shall survive termination of this Agreement.

2.                                       Subject to Article VI, O, FARMEE may terminate this Agreement upon thirty (30) days’ prior written notice to FARMOR upon (i) material breach of any representation or warranty by FARMOR set forth herein, (ii) gross negligence or willful misconduct of FARMOR in the performance of its obligations hereunder, or (iii) material default by FARMOR in the performance or observation of any covenant or obligation hereunder which default remains uncured for a period of thirty (30) days after written notice thereof is given to FARMOR by FARMEE.

3.                                       Subject to Article VI, O, FARMOR may terminate this Agreement upon thirty (30) days’ prior written notice to FARMEE upon:

a.                                       Material default by FARMEE in the performance or observation of any covenant or obligation hereunder which default remains uncured for a period of thirty (30) days after written notice thereof is given to FARMEE by FARMOR;

b.                                      Failure of FARMEE to make payments in accordance with Article V, B or any other material payment required by FARMEE under this Agreement for sixty (60) consecutive days; or

c.                                       Failure (other than by reason of FARMOR’s failure to perform a Work Plan) by FARMEE to drill at least the cumulative number of Wells set forth below by the date set forth opposite such cumulative number of Wells:

Cumulative No. of Wells	Date

120	September 30, 2011
160	March 31, 2012
240	March 31, 2013
320	March 31, 2014
400	March 31, 2015
480	March 31, 2016
540	March 31, 2017
600	March 31, 2018

d.                                      Failure by FARMEE to propose any Wells in the Drill Proposal to be delivered to FARMEE by January 15, 2011 in accordance with Article V, D, 1.

e.                                       If FARMOR terminates this Agreement pursuant to this Article VI, K, 3, FARMOR shall, at FARMEE’s request, continue to provide FARMOR’s Services for up to ninety (90) days after the effective date of the termination, or such shorter period as FARMEE selects a successor provider and such provider assumes provision of FARMOR’s Services.

L.            Dispute Resolution

All controversies, disputes or claims between FARMOR and FARMEE and their subsidiaries, Affiliates, shareholders, officers, directors, agents and employees relating to this Agreement or the transactions contemplated hereby (each, a “Dispute”) shall be submitted to Judicial Arbitration and Mediation Services (“JAMS”) for mediation. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in promptly scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employee, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the dispute is not resolved within thirty (30) days from the date of the submission of the dispute to mediation (or such later date as the parties may mutually agree in writing), the administration of the arbitration shall proceed forthwith. The mediation may continue, if the parties so agree, after the appointment of the arbitrators. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The pendency of a mediation shall not preclude a party from seeking provisional remedies in aid of the arbitration from a court of appropriate jurisdiction, and the parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.

Following the mandatory mediation procedures all Disputes will be submitted for binding arbitration to the New York, New York office of JAMS on demand of either party. Unless otherwise agreed between the parties, such arbitration proceedings will be conducted in New York, New York, and shall be heard by one arbitrator in accordance with the then current Commercial Arbitration Rules of JAMS, who shall be required to deliver to the parties a written opinion with respect to his or her award.  The award of the arbitrator shall be conclusive and binding on all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction.  Each party waives the right to contest the validity or enforceability of such award, except as allowed under the Federal Arbitration Act.  The parties to the arbitration shall equally share the costs of the arbitration proceeding; provided that each party shall bear its own attorneys’ fees and other professional fees; and provided further that, if the arbitrator shall determine that a party’s position in arbitration is frivolous, that party shall bear all costs of the arbitration proceeding, including the other party’s attorneys’ fees.

M.           Acknowledgement

Each provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same.  Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement. EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES AND AGREES (A) THAT IT HAS THE DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, (B) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT, (C) THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT PROVIDE FOR THE ASSUMPTION BY ONE PARTY OF, AND/OR RELEASE OF THE OTHER PARTY FROM, CERTAIN LIABILITIES ATTRIBUTABLE TO THIS TRANSACTION OR THE PREMISES COVERED HEREBY THAT SUCH PARTY WOULD OTHERWISE BE RESPONSIBLE FOR UNDER THE LAW. EACH PARTY HERETO FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY OF SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS”.

N.            Integral Part/Direct Relationship of Ancillary Agreements

FARMOR and FARMEE agree that each and every agreement (and any amendment thereto) benefiting FARMEE, including without limitation, the Leases, the Gathering Agreement and the Operating Contracts, ancillary to this Agreement and related to the Leases and/or preparation of the hydrocarbons for sale, through and including the sale of said hydrocarbons by FARMEE and/or its representatives into sales line, shall be deemed an integral part of and directly related to this Agreement.

O.                                   Force Majeure

If by reason of a Force Majeure Event either party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, and if such party gives notice and the details of such Force Majeure in writing or by facsimile to the other party within a reasonable time after the occurrence of the cause relied on, the party giving such notice, so far as and to the extent that its performance is affected by such Force Majeure Event and during the continuance of its inability to perform as a result of such Force Majeure Event, shall not be liable hereunder, including with respect to the obligations set forth in Article VI, K; provided, however, that the party claiming such Force Majeure Event shall cause such Force Majeure Event to be remedied with all reasonable dispatch.

P.            Confidentiality

Certain terms of this Agreement and of the information that the parties have shared or will share with each other pursuant hereto is confidential or proprietary and has not been publicly disclosed (the “Information”).  The Information, except as permitted herein, will not be disclosed without the prior written consent of both parties, such consent not to be unreasonably withheld.  Disclosure of such Information may cause irreparable harm to one or both parties.  Accordingly, each party represents that it has not, and agrees that it will not, and will inform its directors, officers, agents, advisors and Affiliates not to, disclose to any third party any Information or confirm any statement made by third parties regarding Information unless the other party has provided its prior written consent to such disclosure. Notwithstanding anything to the contrary herein, Information shall not include information that:  (i) is in the public domain; (ii) is previously known or independently developed by a party; or (iii) is acquired by a party from any third party having a right to disclose such information. Notwithstanding anything to the contrary herein each party may disclose Information (x) to the extent such disclosure is required, as reasonably determined by the disclosing party, by applicable federal or state securities law or regulations or by the rules of any stock exchange upon which shares of the disclosing party or any of its Affiliates (which, for the purposes of this provision, shall include the Partnerships with respect to FARMEE) are registered or are in the process of being registered, which rules require the disclosure to be made; provided, however, that the disclosing party, in consultation with the other party, shall make a confidential treatment request to the appropriate regulatory authority; and (y) to its partners, shareholders, investors, lenders, potential investors (including potential investors in the Partnerships), potential lenders, directors, officers, employees, agents or representatives, including attorneys, accountants and consultants, in each case under circumstances in which the disclosing party takes reasonable steps to maintain the confidentiality of the Information.

Q.            Publicity

Neither FARMOR nor FARMEE, nor any of their respective Affiliates (which, for the purposes of this provision, shall include West Coast Opportunity Fund, LLC and West Coast Management, Inc., in the case of FARMOR) shall issue any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby without the consulting with the other party prior to making any such issuance.

[Remainder of page intentionally left blank; signatures appear on following page]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first shown above.

FARMOR:

BLACK RAVEN ENERGY, INC.

By:	/s/ William F. Hayworth	_

Name (printed):	William F. Hayworth

Title:	President

FARMEE:

ATLAS RESOURCES, LLC
By:	AIC, LLC, its sole member
	By:	Atlas Energy Operating Company, LLC, its sole member
	By:	Atlas Energy Resources, LLC, its sole member

By:	/s/ Daniel Herz

Name (printed):	Daniel Herz

Title:	Senior Vice President